Exhibit 99.1

Media Contact: Emily Karpenske | Senior Communication Specialist emily.karpenske@bwbmn.com | 952.653.0624	Investor Contact: Justin Horstman | VP Investor Relations justin.horstman@bwbmn.com | 952.542.5169

August 19, 2025

Bridgewater Bancshares, Inc. Announces Executive Leadership Transitions

and Appoints Mary Jayne Crocker to Board of Directors

St. Louis Park, MN – Bridgewater Bancshares, Inc. (“Bridgewater”) (Nasdaq: BWB), the parent company of Bridgewater Bank (the “Bank”), today announced several upcoming executive leadership transitions as part of a thoughtful, well-planned succession strategy designed to support continued organizational growth and leadership continuity:

●	Mary Jayne Crocker, currently the Chief Strategy Officer, will retire from Bridgewater effective February 15, 2026. She will remain in her role as Chief Strategy Officer until her retirement. Mary Jayne has also been appointed to the Board of Directors of both Bridgewater and the Bank, with her terms beginning on February 16, 2026.
●	Jeff Shellberg, currently the Chief Credit Officer, will transition to Deputy Chief Credit Officer, effective September 15, 2025 and will retire from Bridgewater on October 9, 2026. Upon the transition, Jeff will step down from Bridgewater’s Strategic Leadership Team, though he will remain on the Board of Directors of both Bridgewater and the Bank.
●	Katie Morrell, currently the Deputy Chief Credit Officer, will succeed Jeff as Chief Credit Officer and join Bridgewater’s Strategic Leadership Team, effective September 15, 2025.
●	Jessica Stejskal, currently the Senior Vice President of Marketing, will transition to a newly defined role as Chief Experience Officer and join Bridgewater’s Strategic Leadership Team, effective September 15, 2025.
●	Laura Espeseth, currently the Chief Accounting Officer, will transition to a newly defined role as Chief Administrative Officer and join Bridgewater’s Strategic Leadership Team, effective September 15, 2025.

“This is more than a leadership transition—it’s a milestone moment for Bridgewater,” said Jerry Baack, Chairman and Chief Executive Officer. “Mary Jayne and Jeff are defining pillars of our growth story—leaders who helped build a $5 billion bank from the ground up with vision, resilience, and relentless focus. Their impact is enduring and what gives me the greatest confidence in our future is the caliber of leadership rising within Bridgewater. Katie, Jessica, and Laura are deeply trusted and well-prepared to take on these roles. Their talent, judgment, and energy will carry our strategy forward and I’m incredibly proud to welcome them to our Strategic Leadership Team.”

Celebrating the Legacy of Bridgewater’s Founding Leaders

Mary Jayne Crocker has played an instrumental role in Bridgewater’s growth since joining as the Bank’s first employee in 2005. Over the past two decades, she has shaped nearly every area of the organization during her time spent in various roles, including Chief Operating Officer from 2014 to 2024 and currently Chief Strategy Officer. Her leadership has driven the build-out and performance of critical functions including marketing, operations, technology, human resources, and facilities, all while preserving the Bank’s entrepreneurial edge. Mary Jayne will join the Board of Directors of both Bridgewater and the Bank on February 16, 2026 following her retirement, continuing her positive impact at the governance level.

Jeff Shellberg, a founding member of Bridgewater, built and maintained Bridgewater’s disciplined credit culture and risk management approach since its inception. Under his leadership as Chief Credit Officer, Bridgewater has seen consistently strong asset quality while generating robust loan growth. Jeff will support the transition by moving to Deputy Chief Credit Officer on September 15, 2025, through his retirement on October 9, 2026. Jeff will continue to serve on the Board of Directors of both Bridgewater and the Bank following his retirement.

Strengthening Bridgewater’s Leadership for the Future

Katie Morrell will succeed Jeff as Chief Credit Officer and join Bridgewater’s Strategic Leadership Team, effective September 15, 2025. She joined Bridgewater in 2020 and currently serves as Deputy Chief Credit Officer. Katie brings financial services experience from both Bremer Bank and RSM US LLP, where she worked in credit risk management and advisory roles. Katie has been instrumental in sustaining Bridgewater’s strong credit culture and performance while supporting its lending teams through a period of strategic growth. She holds a degree from the University of Minnesota’s Carlson School of Management and is a graduate of the Graduate School of Banking at Colorado.

Jessica Stejskal will transition to a newly defined role as Chief Experience Officer and join Bridgewater’s Strategic Leadership Team, effective September 15, 2025. Jessica joined Bridgewater in 2014 and currently serves as Senior Vice President of Marketing, where she has helped expand Bridgewater’s market presence and reinforced its reputation for an unconventional banking experience. As Chief Experience Officer, Jessica will lead enterprise initiatives that unify and elevate the client experience across all channels, driving continued brand strength and business growth. She holds a bachelor’s degree in communications from the University of North Dakota and an MBA from the University of St. Thomas.

Laura Espeseth will transition to a newly defined role as Chief Administrative Officer and join Bridgewater’s Strategic Leadership Team, effective September 15, 2025. She has been with Bridgewater since 2017 holding various leadership roles in the finance department overseeing financial reporting, regulatory oversight, and process improvement. Laura has served as Chief Accounting Officer since 2024 during which time she has further strengthened Bridgewater’s financial leadership. With a background in public accounting and a track record of scaling the Bank’s financial controls during its growth, Laura brings a strong combination of technical expertise and leadership continuity to Bridgewater’s Strategic Leadership Team. She has a bachelor’s degree from St. Cloud State University’s Herberger Business School and is a graduate of the Graduate School of Banking at Colorado.

“While we celebrate the invaluable contributions Mary Jayne and Jeff have made in creating the prosperous organization Bridgewater is today, we also look ahead to how Katie, Jessica, and Laura’s leadership will help shape Bridgewater’s future success,” said Joe Chybowski, President and Chief Financial Officer. “With a talented team of dynamic leaders across the organization, Bridgewater is poised to write its next chapter—built on the foundation of entrepreneurial spirit, deep client relationships, and a culture that celebrates excellence from within.”

About Bridgewater
Bridgewater Bancshares, Inc. (Nasdaq: BWB) is a St. Louis Park, Minnesota-based financial holding company founded in 2005. Its banking subsidiary, Bridgewater Bank, is a premier, full-service bank dedicated to providing responsive support and simple solutions to businesses, entrepreneurs, and successful individuals across the Twin Cities. Bridgewater offers a comprehensive suite of products and services spanning deposits, lending, and treasury management solutions. Bridgewater has also received numerous awards for its banking services and esteemed corporate culture. With total assets of $5.3 billion and nine strategically located branches as of June 30, 2025, Bridgewater is one of the largest locally-led banks in Minnesota and is committed to being the finest entrepreneurial bank. For more information, please visit www.bridgewaterbankmn.com.